                                                                      EXHIBIT 11



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              QUARTER ENDED                NINE MONTHS ENDED
                                                               SEPTEMBER 30                  SEPTEMBER 30
                                                        --------------------------    --------------------------
                                                           1998           1997           1998           1997
                                                        -----------    -----------    -----------    -----------
BASIC:
   Average number of common
     shares outstanding                                      61,575         52,765         60,786         49,431

Net income (loss)                                       $   (11,825)   $    41,867    $  (244,887)   $   118,926
Less cash dividends paid on
   convertible preferred stock:
   Series A ($0.40 per share)                                  (150)          (166)          (460)          (519)
   Series B ($0.315 per share)                               (5,449)        (5,907)       (16,284)       (19,415)
                                                        -----------    -----------    -----------    -----------
Net income (loss) available to
   common stockholders                                  $   (17,424)   $    35,794    $  (261,631)   $    98,992
                                                        ===========    ===========    ===========    ===========

Basic net (loss) income per
   common share                                         $     (0.28)   $      0.66    $     (4.30)   $      1.96
                                                        ===========    ===========    ===========    ===========

DILUTED:*
   Average number of common
     shares outstanding                                                     52,765                        49,431
   Assumed conversion of
   convertible preferred stock:
     Series A                                                                  865                           904
     Series B                                                               14,208                        15,431
   Incremental shares calculated
     using the Treasury Stock
     method                                                                  1,190                         1,214
                                                                       -----------                   -----------

                                                                            69,028                        66,980
                                                                       ===========                   ===========

Net income                                                             $    41,867                   $   118,926
                                                                       ===========                   ===========

Diluted net income (loss)
   per common share                                     $     (0.28)   $      0.61    $     (4.30)   $      1.78
                                                        ===========    ===========    ===========    ===========



* AS PREFERRED SHARE CONVERSIONS ARE ANTI-DILUTIVE IN CALCULATING NET INCOME PER COMMON SHARE FOR 1998, DILUTED EARNINGS PER SHARE IS THE SAME AS BASIC EARNINGS PER SHARE FOR THE 1998 PERIODS PRESENTED.